SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

CYBERGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

[CyberGuard Corporation Letterhead]

November 1, 2002

Dear CyberGuard Corporation Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders to be held on December 5, 2002, at 1:00 p.m. EST, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

     We look forward to seeing you at the meeting.

Sincerely,

/s/ Scott J. Hammack Scott J. Hammack Chairman and Chief Executive Officer

CYBERGUARD CORPORATION
2000 West Commercial Boulevard, Suite 200
Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 5, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of CyberGuard Corporation, a Florida corporation (the “Company”), will be held on December 5, 2002, at 1:00 p.m., Eastern Standard Time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, for the following purposes:

1.	To elect two directors of the Company to serve for a term of three years and until their respective successors are duly elected and qualified and to elect one director to serve for a term of one year and until his successor is duly elected and qualified; and

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent certified public accountants for the fiscal year ending June 30, 2003; and

3.	To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on October 22, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

     A complete list of the shareholders entitled to vote at the Annual Meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the Annual Meeting, for a period of at least ten days prior to the Annual Meeting, at the Company’s principal executive offices, 2000 West Commercial Boulevard, Suite 200, Fort Lauderdale, Florida 33309.

     You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

By Order of the Board of Directors,

ADRIANA KOVALOVSKA Vice President, Legal Affairs, Corporate Counsel and Secretary

Fort Lauderdale, Florida
November 1, 2002

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE.
PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND
SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR
CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO
AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK
YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

CyberGuard Corporation

2000 West Commercial Boulevard, Suite 200
Fort Lauderdale, Florida 33309

PROXY STATEMENT

TIME, DATE, AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CyberGuard Corporation, a Florida corporation (the “Company”), for use at the Company’s 2002 Annual Meeting of Shareholders (together with any and all adjournments and postponements thereof, the “Annual Meeting”) to be held on December 5, 2002, at 1:00 p.m. Eastern Standard Time, at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The approximate date this Proxy Statement, together with the foregoing Notice and the enclosed proxy card, are first being sent to shareholders is November 1, 2002. Shareholders should review the information provided herein in conjunction with the Company’s Annual Report. The Company’s principal executive offices are located at 2000 West Commercial Boulevard, Suite 200, Fort Lauderdale, Florida 33309.

INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held as of the record date by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Solicitations will be made primarily by mail or by facsimile, but the Company’s employees, officers and directors may solicit proxies personally or by telephone. No additional compensation will be paid for such services.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on October 22, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were 19,307,713 shares of Common Stock of the Company, par value $.01 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Shares can be voted at the Annual Meeting only if the shareholder is present in person or is represented by proxy. The presence, in person or by proxy, at the Annual Meeting of shares of Common Stock representing at least a majority of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company’s Common Stock represented at the Annual Meeting constitute a quorum.

     The Board of Directors knows of no matters that are to be brought before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy card is properly executed and returned before voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board of Directors.

     Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names. Shares represented by a duly completed proxy submitted by a nominee holder on behalf of beneficial owners will be counted for quorum purposes, and will be voted to the extent instructed by the nominee holder on the proxy card. The rules applicable to a nominee holder may preclude it from voting the shares that it holds on certain kinds of proposals unless it receives voting instructions from the beneficial owners of the shares (sometimes referred to as “broker non-votes”).

     PROPOSAL 1:

ELECTION OF DIRECTORS

     The Amended and Restated Articles of Incorporation and the Bylaws of the Company provide that the number of directors (which is to be not less than three) is to be determined from time to time by resolution of the Board of Directors. The Company currently has seven directors.

     Pursuant to the Company’s Amended and Restated Articles of Incorporation, the members of the Board of Directors are divided into three classes. Each class is to consist, as nearly as may be possible, of one-third of the whole number of members of the Board. At each Annual Meeting, the directors elected to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Shareholders after their election and until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director he succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

     Three directors are nominees for election this year. The terms of two nominee directors, Mr. William G. Scott and Mr. Daniel J. Moen, will expire at the 2005 Annual Meeting. The term of one nominee director, Mr. William D. Rubin and one continuing director, Mr. John V. Tiberi, Jr., will expire at the 2003 Annual Meeting. The term of the remaining class of directors, currently consisting of three directors, Mr. Scott J. Hammack, Mr. Richard L. Scott and Mr. David L. Manning, will expire at the 2004 Annual Meeting of Shareholders.

     Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Since only a plurality is required for the election of directors, abstentions and broker non-votes will have no effect on the election of directors (except for purposes of determining whether a quorum is present at the Annual Meeting). The proxies named in the proxy card intend to vote for the election of the three nominees listed below unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominee. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     Set forth below is certain information with regard to each of the nominees for election at the Annual Meeting and each continuing director.

		Director	Expiration
Director Nominees	Age	Since	of Term of Office

William G. Scott (2)	51	1999	2005
Daniel J. Moen	50	2001	2005
William D. Rubin (1)	49	2002	2003

Directors		Director	Expiration
Whose Terms Continue	Age	Since	of Term of Office

John V. Tiberi, Jr. (1)(2)	59	2000	2003
Scott J. Hammack	37	2001	2004
Richard L. Scott (2)	49	2001	2004
David L. Manning (1)(2)	52	1999	2004

(1)	Member of Audit Committee (2) Member of Compensation and Stock Option Committee

Nominees — (Term expiring at the 2005 Annual Meeting of Shareholders)

     William G. Scott has served as a Director of the Company since September 1999. Mr. Scott currently serves as Chief Financial Officer of CST Industries, Inc., a private company that manufactures steel bolted and welded tanks for dry and liquid storage. From December 1991 to April 1997, Mr. Scott was Chief Financial Officer and later President and member of the board of directors of Markay Plastics, Inc. From April 1997 to April 1999, Mr. Scott was Vice President of Strategic Resource Solutions, a division of Carolina Power and Light Corporation, and served as Chief Operating Officer of their Lighting Division. From May 1999 to March 2001, Mr. Scott, who is a C.P.A., was President of W.G. Scott & Associates, a consulting firm providing business and tax advice. Mr. Scott was appointed to the Company’s Board of Directors in September 1999 on the recommendation of Fernwood Partners II, LLC, upon completion of the “Fernwood Financing” (as defined below).

     Daniel J. Moen has served as a Director of the Company since December 2001. Mr. Moen is currently Chief Executive Officer of Quorum Health Resources, LLC, where he has served since October 1, 2001 and Executive Vice President of Development for Triad Hospitals, Inc. of Dallas, TX, where he has served since April 2002. From January 2001 to September 2001, Mr. Moen served as Director of HIP Health Plan of Florida, a privately-held health maintenance organization. From January 2000 to December 2000, Mr. Moen was Chairman and Chief Executive Officer of Healthline Management, Inc., a privately-held physician outsourcing company. From August 1998 to December 1999, Mr. Moen was a healthcare consultant. From 1991 to July 1998, Mr. Moen served as President of various divisions within Columbia/HCA Healthcare Corporation.

Nominee — (Term expiring at the 2003 Annual Meeting of Shareholders)

     William D. Rubin has served as a Director of the Company since April 2002. Mr. Rubin is currently the President of The Rubin Group, a private lobbying and marketing company, with offices in Ft. Lauderdale and Tallahassee, Florida. Mr. Rubin has operated The Rubin Group since 1991. Prior to that time, Mr. Rubin had a career with the state of Florida, as Chief of Staff to the Florida Department of Insurance.

     Continuing Director — (Term expiring at the 2003 Annual Meeting of Shareholders)

     John V. Tiberi, Jr. has served as a Director of the Company since August 2000. Mr. Tiberi is currently President and Chief Executive Officer of Tech Highway, LLC, a venture catalyst company, and President of ETec Business Management Consultants, a partnership providing consulting services in the technology industry. From 1969 until 1998, Mr. Tiberi worked at Xerox Corporation in several senior executive positions. Mr. Tiberi currently serves on the board of directors of Zenographics, Inc. and Cycle 23, Inc. In the past, he served on the boards of directors of Spectra Diode Labs, Inc. and TracePoint Technologies, Inc.

     Continuing Directors — (Term expiring at the 2004 Annual Meeting of Shareholders)

     Scott J. Hammack was appointed Chief Executive Officer of the Company in January 2001 and Chairman of the Company’s Board of Directors in September 2001. In 1991, Mr. Hammack founded MasterChart, Inc., a private company that developed an electronic medical record product and other software products. Mr. Hammack served as the Chief Executive Officer of MasterChart, Inc. from 1991 until May 2000, when MasterChart, Inc. was sold to Allscripts, Inc. After the sale of MasterChart, Inc., Mr. Hammack worked on transitioning MasterChart within Allscripts from May 2000 to December 2000.

     Richard L. Scott has served as a Director of the Company since February 2001. Mr. Scott is currently the Chairman and Chief Executive Officer of Richard L. Scott Investments, LLC, a private investment company, where he has served since July 1997. Mr. Scott was the founder, Chairman and Chief Executive Officer of HCA, Inc., formerly named Columbia/HCA Healthcare Corporation.

     David L. Manning has served as a Director of the Company since September 1999. Mr. Manning was Commissioner of Finance and Administration for the State of Tennessee from 1987 to 1995 where he managed the State’s finances and information technology services. In 1995, he joined Columbia/HCA Healthcare Corporation and became Senior Vice President during 1997 with responsibilities for healthcare data analysis and the company’s relationships with state governments. After leaving that position in early 1998, Mr. Manning was a consultant in the healthcare industry. He currently serves as Director of Finance for the Metropolitan Government of Nashville and Davidson County. Mr. Manning was appointed to the Company’s Board of Directors in September 1999 on the recommendation of Fernwood Partners II, LLC, upon completion of the Fernwood Financing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Grant Thornton LLP to serve as the Company’s independent certified public accountants for the fiscal year 2003. At the Annual Meeting, the shareholders are being asked to ratify this appointment. In the event the appointment of Grant Thornton LLP for fiscal year 2003 is ratified, it is expected that Grant Thornton LLP will audit the consolidated financial statements of the Company at the close of its current fiscal year. If the appointment of Grant Thornton LLP is not ratified, the Board of Directors will reconsider its selection; however, there can be no assurance that the Board would ultimately determine to appoint different independent public accountants. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and will be available to respond to appropriate questions.

     Vote Required. The proposal to ratify the appointment of Grant Thornton LLP will be approved by the shareholders if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. If a proxy card is specifically marked as abstaining from voting on the proposal, the shares represented thereby will not be counted as having been voted for or against the proposal. Broker non-votes will have no effect on the outcome of the voting of this proposal (except for purposes of determining whether a quorum is present at the meeting). Unless contrary instructions are given, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of the Ratification of Appointment of Grant Thornton LLP as Independent Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended June 30, 2002, the Company’s Board of Directors met 7 times and acted 3 times by unanimous written consent. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he was a director and the total number of meetings held by all committees of the Board of Directors on which such director served that were held during the period that he served.

     The Board’s committees include an Audit Committee and a Compensation and Stock Option Committee. As of June 30, 2002, the Company did not have a standing nominating committee of the Board of Directors nor a committee performing similar functions.

Audit Committee

     The Audit Committee of the Board of Directors (“Audit Committee”) currently recommends to the Board of Directors the independent accountants to be engaged by the Company, reviews the scope of the accountants’ engagement, including the remuneration to be paid, and reviews the independence of the accountants. The Audit Committee, with the assistance of the Company’s Chief Financial Officer and other appropriate personnel, reviews the Company’s annual financial statements and the independent auditor’s report, including significant reporting or operational issues; corporate policies and procedures as they relate to accounting and financial reporting and financial controls; litigation in which the Company is a party; and, if necessary, use by the Company’s executive officers of expense accounts and other non-monetary perquisites, if any. The Audit Committee may direct the Company’s legal counsel, independent auditors and internal audit staff to inquire into and report to it on any matter having to do with the Company’s accounting or financial procedures or reporting. The Audit Committee consists of 3 directors: David L. Manning, John V. Tiberi, Jr. and William D. Rubin. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee (David L. Manning, John V. Tiberi, Jr., and William D. Rubin) are “independent” as defined in Section 121(A) of the American Stock Exchange’s listing standards. The Audit Committee held 4 meetings during the fiscal year ended June 30, 2002. The Audit Committee operates pursuant to a charter approved by the Board of Directors.

Report of The Audit Committee (1)

     In connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission, the Audit Committee: (i) reviewed and discussed the audited financial statements with the Company’s management; (ii) discussed with Grant Thornton LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61); (iii) received the written disclosures and the letter from Grant Thornton LLP required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; (iv) discussed with representatives of Grant Thornton LLP the accounting firm’s independence; and (v) in reliance on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the Securities and Exchange Commission.

     This report has been executed by each person who served as a member of the Company’s Audit Committee at the time of filing the Proxy Statement.

AUDIT COMMITTEE:

DAVID L. MANNING JOHN V. TIBERI, JR. WILLIAM D. RUBIN

(1)  The material in this section entitled “Report of the Audit Committee” is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

Compensation of Independent Certified Public Accountants

     Audit Fees. The Company incurred aggregate fees of $133,200 from Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Report on Form 10Q for the first three quarters of the fiscal year 2002.

     All Other Fees. Grant Thornton LLP billed the Company aggregate fees of $23,407 for other professional services, including tax-related services, for the fiscal year ended June 30, 2002.

     The Audit Committee of the Company’s Board of Directors considered whether the provision of non-audit services by the independent public accountants is compatible with maintaining the accountants’ independence.

Compensation and Stock Option Committee

     The Compensation and Stock Option Committee is responsible for setting and approving the salaries, bonuses and other compensation for the Company’s executive officers, establishing compensation programs, and determining the amounts and conditions of grants of awards under the Company’s Stock Incentive Plan and Stock Option Plan. The Company’s Compensation and Stock Option Committee generally consists of non-employee directors who are not executive officers of the Company. During the fiscal year ended June 30, 2002, the Compensation and Stock Option Committee of the Company’s Board of Directors consisted of David L. Manning, William G. Scott, David T. Vandewater, and John V. Tiberi, Jr., none of whom was an executive officer or employee of the Company during the fiscal year ended June 30, 2002. No executive officer of the Company served during the fiscal year ended June 30, 2002 or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee. During the fiscal year ended June 30, 2002, the Compensation and Stock Option Committee held 1 meeting.

Compensation Committee Report on Executive Compensation

     The Compensation and Stock Option Committee Objectives. The Company’s compensation programs are designed by the Compensation and Stock Option Committee to achieve four fundamental objectives: (1) to provide competitive salary levels and compensation incentives that attract and retain qualified executives; (2) to motivate executives to achieve specific strategic short-term and long-term objectives of the Company; (3) to recognize individual performances and achievements as well as the performance of the Company relative to its peers; and (4) to link the interests of senior management with the long-term interest of the Company’s shareholders through compensation opportunities in the form of stock ownership. At present, these objectives are met through a program composed of salary, cash bonus, and long-term incentive opportunities in the form of stock options.

     Chief Executive Officer Compensation. During the fiscal year ended June 30, 2002, the Company’s Chief Executive Officer was Mr. Scott Hammack. For fiscal year 2001, Mr. Hammack’s annual base salary was set at $200,000 and was not adjusted for fiscal year 2002. In setting Mr. Hammack’s salary for fiscal year 2001, the Compensation Committee’s deliberations regarding compensation of Mr. Hammack were based upon competitive factors and Mr. Hammack’s prior experience. As part of the Salary Reduction Program described below, Mr. Hammack voluntarily reduced his salary to $0 for the period from November 3, 2001 to November 2, 2002. In exchange for such reduction in salary, and as part of the Salary Reduction Program, Mr. Hammack received an option to purchase 461,539 shares of Common Stock at $1.30, which was the fair market value on the date of grant. Mr. Hammack was paid a bonus in the total amount of $18,750 during fiscal year 2002 in accordance with the attainment of the set goals and objectives of the bonus plan.

     Other Executive Salaries. Base salaries for management employees are determined initially by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among industry competitors and for public companies of the size of the Company. Salary adjustments are determined and normally made at 12-month intervals.

     Bonuses. The Company offers a bonus program for executives designed to provide incentive bonuses to executives who contributed materially to the Company’s success during the most recently completed fiscal year. The bonus program is intended to enable the Company executives to participate in the Company’s success as well as to provide incentives for future performance. In determining the amounts to be awarded as bonuses, the Compensation and Stock Option Committee determines bonus payout based on the Company’s gross revenue and net income.

     Long Term Incentives. Under the Company’s stock plans, the Compensation and Stock Option Committee may grant to certain employees of the Company a variety of long-term incentives, including non-qualified stock options, incentive stock options, stock appreciation rights, grants of stock or performance awards. In granting these incentives to executives, the Committee considers those factors described above in this Committee Report regarding compensation decisions.

     This report has been executed by each person who served as a member of the Company’s Compensation and Stock Option Committee at the time of filing the Proxy Statement.

COMPENSATION AND STOCK OPTION COMMITTEE:

WILLIAM G. SCOTT DAVID L. MANNING RICHARD L. SCOTT JOHN V. TIBERI, JR.

Compensation Committee Interlocks and Insider Participation

     Messrs. William G. Scott, David L. Manning, David T. Vandewater and John V. Tiberi, Jr. served on the Compensation Committee during the fiscal year ended June 30, 2002. No member of the Compensation Committee was at any time during the fiscal year ended June 30, 2002 an officer or employee of the Company. No executive officer of the Company served during the fiscal year ended June 30, 2002 or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee. William G. Scott and David T. Vandewater participated in the Fernwood Financing (as defined below in Related Transactions). Mr. Vandewater resigned from the Compensation Committee on August 6, 2002.

EXECUTIVE OFFICERS

     Certain biographical information concerning the Company’s executive officers is presented below.

Name	Age	Position
Scott J. Hammack(1)	37	Chief Executive Officer and Chairman of the Board of Directors
Patrick J. Clawson	38	President
Michael Matte	43	Chief Financial Officer and Vice President Finance
Michael G. Wittig	38	Vice President Software Development and Chief Technology Officer
Adriana Kovalovska	33	Vice President Legal Affairs, Corporate Counsel and Secretary

(1)	For biographical information on Mr. Hammack, see “Election of Directors—Nominees.”

     Patrick J. Clawson. Prior to joining the Company in January 2001, Mr. Clawson served as Senior Vice President of Business Development at Allscripts, Inc. from May 2000 to January 2001; Vice President of Sales and Marketing at MasterChart, Inc. from October 1998 to May 2000; Senior Director for the Southeastern U.S. region at Reynolds and Reynolds Healthcare Systems from January 1998 to October 1998; and in various positions at Lanier Worldwide, Inc. from 1986 to January 1998.

     Michael Matte. Prior to joining the Company in February 2001, Mr. Matte served as Chief Financial Officer of Amerijet International, Inc. from June 1998 to February 2001; Chief Financial Officer of Intime Systems International from October 1994 to June 1998; and Chief Financial Officer of Torwest, Inc. from October 1992 to October 1994. Mr. Matte, a certified public accountant, began his career at PricewaterhouseCoopers, where he worked for 11 years.

     Michael G. Wittig. Mr. Wittig was appointed the Company’s Vice President of Development in February 1998. In February 1999, Mr. Wittig was also appointed the Company’s Chief Technology Officer. Since joining the Company in 1992, Mr. Wittig has served as Director of Software Development, as Manager of Software Development, and in various other software development positions.

     Adriana Kovalovska. Ms. Kovalovska, an attorney, was appointed the Company’s Vice President of Legal Affairs in July 2000. Since joining the Company in January 1998, she has served as Associate Counsel and from February 2000 as the Company’s Corporate Counsel and Secretary. Ms. Kovalovska is responsible for administering legal, regulatory and compliance activities for the Company. In 1996, Ms. Kovalovska completed an internship with the U.S. Securities and Exchange Commission, Division of Enforcement.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to the annual and long-term compensation of the Company’s Chief Executive Officer and certain of the Company’s other executive officers (collectively, the “named executive officers”) for the fiscal years ended June 30, 2002, June 30, 2001, and June 30, 2000.

					Long Term
					Compensation

		Annual Compensation			Awards(3)

				Other Annual	Securities	All other
		Salary	Bonus	Compensation	Underlying Options	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	(#)	($)(4)

Scott J. Hammack	2002	76,923	18,750	—	461,539	104
Chairman and Chief	2001	99,231	56,250	69,877	500,000	3,735
Executive Officer (Became CEO on January 2, 2001)
Patrick J. Clawson	2002	140,760	33,125	39,588	34,650	1,175
President (Became	2001	67,500	42,188	11,270	250,000	6,181
President on January 18, 2001)
Michael Matte	2002	137,846	30,000	—	83,077	7,461
Vice President Finance and	2001	61,538	45,000	—	100,000	3,411
Chief Financial Officer Became CFO on February 14, 2001)
Michael G. Wittig(5)	2002	143,462	30,938	—	80,769	6,606
Vice President Software	2001	165,000	47,953	—	50,000	13,387
Development & Chief	2000	150,000	37,500	—	55,600	7,973
Technology Officer
Adriana Kovalovska	2002	113,923	11,719	—	34,615	7,051
Vice President Legal	2001	109,231	27,844	—	40,000	4,983
Affairs (Became VP Legal	2000	84,308	16,223	—	50,000	4,855
Affairs on July 14, 2000)

(1)	The following amounts of bonuses for the fiscal year ended June 30, 2001 were accrued during such period but were paid during the subsequent fiscal year: Mr. Hammack—$6,250; Mr. Clawson—$4,688; Mr. Matte—$45,000; Mr. Wittig—$2,578; and Ms. Kovalovska—$1,719. The following amounts of bonuses for the fiscal year ended June 30, 2000 were accrued during such period but were paid in August 2000: Mr. Wittig—$22,500; Ms. Kovalovska—$8,685.

(2)	The amounts represent relocation expenses paid by the Company. During the fiscal year ended June 30, 2002, the relocation expenses paid to Mr. Clawson included the following: $9,932 for house closing costs and $26,435 for moving and storage of personal property. The amounts do not include the value of securities purchased by Mr. Hammack from the Company during fiscal year 2001 in connection with a non-compensation-related investment in the Company.

(3)	Includes options to purchase the Company’s Common Stock that were granted to Messrs. Hammack, Clawson, Matte and Wittig and Ms. Kovalovska during fiscal year ended June 30, 2002 in connection with the Salary Reduction Program described below.

(4)	Amounts reported represent contributions to the Company’s Retirement Plan and term life insurance premiums paid by the Company.

(5)	The amount under Awards does not include the securities or the value of the securities issued to Mr. Wittig upon conversion during fiscal year ended June 30, 2001 of promissory note held by him in connection with a non-compensation-related financing of the Company.

Option Grants in the Fiscal Year Ended June 30, 2002

     The following table shows all grants during the fiscal year ended June 30, 2002 of stock options under the Company’s stock option plans to the named executive officers.

		Individual Grants

					Potential Realizable
					Value At Assumed Annual
					Rates of Stock Price
	Number of	Percent of Total			Appreciation for Option
	Securities	Options Granted to			Term(3)
	Underlying Option	Employees in Fiscal	Exercise or Base
Name	Granted (#)(1)	Year (%)(2)	Price ($/Sh)	Expiration Date	5%($)	10%($)

Scott J. Hammack	461,539	22.80%	1.30	9/30/11	$377,337	$956,247
Patrick J. Clawson	34,650	1.71%	1.30	9/30/11	$28,329	$71,790
Michael Matte	83,077	4.10%	1.30	9/30/11	$67,921	$172,124
Michael G. Wittig	80,769	3.99%	1.30	9/30/11	$66,034	$167,342
Adriana Kovalovska	34,615	1.71%	1.30	9/30/11	$28,300	$71,718

*Less than 1.0%

(1)	The options were granted in connection with the Salary Reduction Program described below. The options vest in 12 equal monthly increments beginning on December 2, 2001 and expire 10 years from the date of grant, October 1, 2001.

(2)	The amount of total options granted to employees during the fiscal year ended June 30, 2002 (2,024,714 shares) includes options issued to the members of the Company’s Board of Directors.

(3)	The potential realizable values set forth under these columns result from calculations assuming 5% and 10% annualized stock price growth rates from grant dates to expiration dates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company’s Common Stock based upon growth at these prescribed rates. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown factors. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in the Fiscal Year Ended June 30, 2002 and Fiscal Year-End Option Values

     The following table provides information as to the number and value of unexercised options to purchase the Company’s Common Stock held by the named executive officers at June 30, 2002, based on a closing sale price of $2.75 on June 28, 2002.

			Number of Securities	Value of Unexercised
			Underlying	In-the-Money
			Unexercised Options	Options at Fiscal
	Shares Acquired		at Fiscal Year-End (#)	Year-End ($)
	On Exercise	Value Realized	Exercisable/	Exercisable/
Name	(#)	($)(2)	Unexercisable	Unexercisable(1)

Scott J. Hammack	0	0	502,564/458,975	679,718/609,514
Patrick Clawson	0	0	136,878/147,772	175,140/187,603
Michael Matte	0	0	81,794/101,283	70,268/50,193
Michael G. Wittig	4,000	6,500	190,846/85,523	247,482/101,133
Adriana Kovalovska	0	0	76,857/57,758	67,102/50,914

(1)	Based on the difference between the closing price of the Company’s common stock on June 28, 2002 ($2.75) and the exercise price of the options.

(2)	Mr. Wittig exercised an option to purchase 4,000 shares of the Company’s Common Stock at $1.125 per share on June 28, 2002.

Compensation Plans

     Executive Employment Arrangements. The Company and Mr. Hammack entered into an agreement effective as of January 2, 2001 (the “Hammack Employment Agreement”). The Hammack Employment Agreement provides for the employment of Mr. Hammack as Chief Executive Officer of the Company at an annual base salary of $200,000; however, the Hammack Employment Agreement was amended on October 1, 2001 to reduce his salary to $0 for the period from November 3, 2001 to November 2, 2002 in connection with the Salary Reduction Program described below. The Hammack Employment Agreement, as amended, provides for Mr. Hammack to receive a target bonus equal to 100% of his annual base salary upon the achievement of certain performance objectives established by the Company.

     The Company may terminate the Hammack Employment Agreement for “cause.” The Hammack Employment Agreement defines “cause” as acts of willful misconduct or gross negligence by Mr. Hammack in performance of his material duties or obligations to the Company, or conviction of Mr. Hammack of a felony involving moral turpitude, or a material act of dishonesty or breach of trust by Mr. Hammack, intended to enrich Mr. Hammack at the expense of the Company. If the Hammack Employment Agreement is terminated by the Company other than for “cause” or the death, disability or normal retirement of Mr. Hammack or by Mr. Hammack for “good reason,” Mr. Hammack will receive severance pay equal to his annual base salary as in effect immediately prior to termination, and all of Mr. Hammack’s stock options and stock appreciation rights will be exercisable at termination. If Mr. Hammack’s employment with the Company is terminated within one year following a “change in control” of the Company (other than as consequence of death, disability or normal retirement of Mr. Hammack) by the Company for any reason whatsoever or by Mr. Hammack for “good reason,” Mr. Hammack will receive severance equal to his annual base salary as in effect immediately prior to termination and all of Mr. Hammack’s stock options and stock appreciation rights will become exercisable at termination. If Mr. Hammack’s employment is terminated at any time by the Company or by Mr. Hammack, other than within one year of a “change in control,” the Company may, at its sole discretion and upon certain conditions, prohibit Mr. Hammack from engaging in any business competitive with the business of the Company for a six-month period following the effective date of termination.

     In addition to the Hammack Employment Agreement, the Company has employment agreements with Mr. Clawson, Mr. Matte, Mr. Wittig and Ms. Kovalovska. Such employment agreements, other than the Hammack Employment Agreement, are referred to herein as the “Executive Employment Agreements.” Under such Executive Employment Agreements, for fiscal year 2002 the annual base salaries were $150,000 for Mr. Clawson; $160,000 for Mr. Matte, $165,000 for Mr. Wittig and $125,000 for Ms. Kovalovska; and the target bonuses were 100% for Mr. Clawson, Mr. Matte and Mr. Wittig, and 50% for Ms. Kovalovska of annual base salary, based on achievement of certain performance targets under the Company’s bonus program. The annual base salaries were reduced for the period from November 3, 2001 to November 2, 2002 in connection with the Salary Reduction Program as follows: $134,985—Mr. Clawson; $124,000—Mr. Matte; $130,000—Mr. Wittig and $110,000—Ms. Kovalovska. Mr. Clawson’s annual base salary was increased from $150,000 to $165,000 on September 11, 2002.

     The Executive Employment Agreements may be terminated by either the Company or the respective executive officer at any time. In the event the executive officer resigns without “good reason” or is terminated for “cause,” compensation under the employment agreements will end. In the event any such employment agreement is terminated by the Company without “cause” or the executive officer resigns for “good reason,” the terminated executive officer will receive, among other things, severance compensation equal to a specified multiple of such employee’s annual base salary and target bonus under the Company’s bonus program. In addition, upon termination of employment the non-statutory options and stock appreciation rights of such executive officers that are exercisable within a specified number of months after the date of termination will be immediately exercisable and certain other awards previously made under any of the Company’s compensation plans or programs and previously not paid will immediately vest on the date of such termination.

     The Executive Employment Agreements contain severance provisions that apply if the executive officer’s employment is terminated within one year after the occurrence of a change of control. In the event that the employee is terminated within one year following the occurrence of a change in control by the Company for any reason or by the employee for “good reason”, the employee will be entitled to receive on the date of the termination an amount equal to, among other things, a specific multiple of the employee’s base salary, target bonus under the Company’s bonus program, and any performance award payable under the Stock Incentive Plan (the “Stock Incentive Plan”), the Stock Option Plan or similar plan, as well as any other benefits which the employee would be entitled to where termination was without “cause” or with “good reason” by employee.

     In addition to the information stated above, each of the Executive Employment Agreements provides for the executive to receive options to acquire shares of the Company’s Common Stock and/or to participate in the Company’s stock option plans. The amounts and certain terms of the options are described elsewhere in this Proxy Statement. In general, the options become immediately exercisable upon a change in control of the Company.

     Salary Reduction Program. In October 2002, the Company offered a salary reduction program to all employees (“Salary Reduction Program”) through which an employee could reduce his or her salary and receive in exchange an option to purchase the Company’s Common Stock. For any amount from 0.01%-10.00% of reduction in base salary, the employee would receive an option to purchase a number of shares equal to double the dollar amount of base salary reduction divided by the exercise price per share on the grant date. For any amount from 10.01%-100% reduction in base salary, the employee would receive an option to purchase a number of shares equal to triple the dollar amount of base salary reduction divided by the exercise price per share on the grant date. The options vest during a period of one year at intervals of 1/12 per month, beginning on December 2, 2001 and ending on November 2, 2002. The options expire in ten years from October 1, 2002, the grant date.

     The named executive officers participated in the Salary Reduction Program and in exchange for the reductions of their annual base salaries received options to purchase the Company’s Common Stock in the following amounts: Scott Hammack—461,539 shares, Patrick Clawson—34,659 shares, Michael Matte—83,077, Michael Wittig—80,769, and Adriana Kovalovska—34,615 shares.

     Stock Incentive Plan. All salaried employees and non-employee directors of the Company are eligible to participate in the Stock Incentive Plan. An eligible employee may receive an award under the Plan, however, only if selected by the Compensation Committee or Board of Directors. The maximum number of shares of Common Stock that may be issued under the Stock Incentive Plan is 2,400,000.

     Stock Option Plan. All employees, consultants and directors of the Company are eligible to participate in the Stock Option Plan. An eligible participant may receive an award under the Stock Option Plan, however, only if selected by the Compensation Committee or Board of Directors. The Company’s Board of Directors initially adopted the Stock Option Plan on September 4, 1998. The maximum number of shares of Common Stock that may be issued under the Stock Option Plan is 7,000,000.

     Employee Stock Purchase Plan. All salaried employees are eligible to participate in the Company’s Employee Stock Purchase Plan under which salaried employees can purchase the Company’s Common Stock at 85% of the fair market value through payroll deductions of up to 10 percent of the employee’s base salary. The Company’s Board of Directors adopted the Employee Stock Purchase Plan on December 8, 1999 and the Company’s shareholders approved the Employee Stock Purchase Plan on December 6, 2000. The maximum number of shares of Common Stock that may be issued under the Employee Stock Purchase Plan is 2,500,000.

DIRECTOR COMPENSATION

     Upon joining the Board of Directors, all non-employee directors receive options to purchase 10,000 shares of Common Stock of the Company.

     During the fiscal year ended June 30, 2002, the annual compensation of non-employee directors was as follows: each non-employee director serving on the Board of Directors received options to purchase, in the aggregate, 13,000 shares of Company’s common stock per year and each non-employee director serving on any committee of the Board of Directors received options to purchase, in the aggregate, 1,000 shares of Company’s common stock per year per committee service; all such options were issued quarterly in equal installments. The options were non-statutory stock options, immediately exercisable, and priced at 100% of the fair market value on the date of grant.

     The above annual compensation applied to all non-employee directors with the exception of Mr. John V. Tiberi, Jr., whose compensation from July 1, 2001 to December 31, 2001 was as follows: on the date of the 2001 annual meeting of shareholders, Mr. Tiberi was granted an option to purchase 5,000 shares of Common Stock of the Company. Such option was a non-statutory stock option, immediately exercisable, and priced at 100% of the fair market value on the date of grant. In addition, Mr. Tiberi received $7,500 as a retainer (paid quarterly) and $1,000 per each Board of Directors meeting attended through December 31, 2001 and $1,000 for attendance at any meeting of a committee of the Board of Directors through December 31, 2001, except for committee meetings held on the same day as Board of Directors meetings, in which case no such fee was payable.

     Directors are also reimbursed for travel and lodging expenses in connection with Board of Directors and committee meetings.

     PERFORMANCE GRAPH

     The following graph shows the Company’s cumulative total return to shareholders, based on an initial investment of $100, compared to Standard & Poor’s 500 Index and the Peer Group (defined below) over the period from June 30, 1997 and the end of the fiscal year ended June 30, 2002. Total shareholder return assumes dividend reinvestment. The stock performance shown on the following graph is not indicative of future price performance.

     The Old Peer Group is composed of Secure Computing Corporation, SonicWall, Inc. and WatchGuard Technologies, Inc. These companies’ shares were first publicly traded as follows: Secure Computing Corporation on November 17, 1995; SonicWall, Inc. on November 16, 1999 and WatchGuard Technologies, Inc. on July 30, 1999.

     The New Peer Group is composed of Secure Computing Corporation, WatchGuard Technologies, Inc. and Netscreen Technologies, Inc. These companies’ shares were first publicly traded as follows: Secure Computing Corporation on November 17, 1995; WatchGuard Technologies, Inc. on July 30, 1999; and Netscreen Technologies, Inc. on December 12, 2001.

     The Company’s shares were first traded publicly on October 14, 1994.

     The Company changed its peer group this year, because the Company believes that the New Peer Group more accurately represents the Company’s current peers.

     COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG CYBERGUARD CORPORATION, THE S & P 500 INDEX AND A NEW PEER GROUP AND AN OLD PEER GROUP

CYBERGUARD CORPORATION

Cumulative Total Return

	6/97	6/98	6/99	6/00	6/01	6/02

CYBERGUARD CORPORATION	100.00	108.45	23.59	61.27	26.48	30.99
S&P 500	100.00	130.16	159.78	171.37	145.95	119.70
NEW PEER GROUP	100.00	168.09	41.49	320.22	115.82	56.59
OLD PEER GROUP	100.00	168.09	41.49	320.22	154.22	44.46

* Reflects $100 invested on June 30, 1997 in stock or index. Fiscal year ending June 30.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of October 15, 2002 by: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s Common Stock; (ii) each current director of the Company; (iii) each of the Company’s current named executive officers; and (iv) all current directors and executive officers as a group. The calculation of the percentage of outstanding shares is based on 19,298,667 shares outstanding on October 15, 2002. Unless otherwise indicated, each of the shareholders named in this table: (a) has sole voting and investment power with respect to all shares of Common Stock beneficially owned and (b) has the same address as the Company.

	Number of Shares
Name/Address	Beneficially Owned	Percent of Class

Scott J. Hammack(1)	1,043,790	5.18
Patrick J. Clawson(3)	160,905	*
Michael Matte(3)	120,065	*
Michael G. Wittig(3)	363,266	1.85
Adriana Kovalovska(3)	112,587	*
David L. Manning(3)	66,607	*
Daniel J. Moen(3)	20,668	*
William D. Rubin(3)	16,000	*
William G. Scott(3)	255,575	1.31
Richard L. Scott(2)	9,366,949	44.46
John V. Tiberi, Jr.(3)	36,250	*
Fernwood Partners II, LLC(3) 100 First Stamford Place, Suite 625, Stamford, Connecticut 06902	8,920,525	42.40
All directors and executive officers as a group (11 persons)	11,562,662	50.64

*	Less than 1%

(1)	Includes: (a) 694,872 shares in options that are currently exercisable by Mr. Hammack to purchase Common Stock; (b) 205,357 shares of restricted Common Stock and 142,857 shares of Common Stock for warrant issued by the Company as a result of an investment transaction in January 2001; and (c) 704 shares of Common Stock owned by Mr. Hammack under the Company’s 401(k) plan.

(2)	Includes: (a) 8,920,525 shares beneficially owned by Fernwood Partners II, LLC of which Mr. Richard L. Scott is a major equity holder; (b) 29,524 shares in options that are currently exercisable by Mr. Richard L. Scott to purchase Common Stock; and (c) 416,900 shares of Common Stock owned by spouse’s trust, Frances A. Scott Revocable Trust.

(3)	Includes (a) options that are currently exercisable to purchase Common Stock in the following amounts: Mr. Clawson—151,316; Mr. Matte—116,410; Mr. Wittig—251,367; Ms. Kovalovska—107,947; Mr. Tiberi—36,250; Mr. Manning—45,500; Mr. William Scott—44,500; Mr. Moen—20,668; and Mr. Rubin—16,000; (b) shares of Common Stock for warrants issued by the Company in connection with the Fernwood Financing in August 1999 in the following amounts: Mr. Wittig—37,000; Mr. William Scott—100,000; and Fernwood Partners II, LLC—1,741,361; (c) shares of restricted Common Stock as a result of the conversion of the promissory note and exercise of warrants issued by the Company in connection with the Fernwood Financing in August 1999: Mr. Manning—21,107; and Fernwood Partners II, LLC—7,179,164; (d) shares of restricted Common Stock as a result of the conversion of the promissory notes issued in connection with the Fernwood Financing in August 1999: Mr. Wittig—41,567; Mr. William Scott—$111,075; (e) shares of Common Stock under the Company’s 401(k) plan: Mr. Clawson—1,589; Mr. Matte—3,655; Mr. Wittig—12,783; Ms. Kovalovska—4,640; (f) shares of Common Stock: Mr. Clawson—8,000; Mr. Wittig—4,000; and (g) shares of Common Stock under the Company’s Employee Stock Purchase Plan: Mr. Wittig—16,549.

RELATED TRANSACTIONS

     In August 1999, the Company entered into a financing transaction with Fernwood Partners II, LLC (“Fernwood”) and certain present and former officers, directors and employees of the Company, through which the Company obtained a total amount of $4,313,484 (the “Fernwood Financing”). In the Fernwood Financing, Fernwood provided $3,699,484, William G. Scott provided $100,000. The remaining $514,000 was provided by certain other directors, executive officers and employees of the Company. All of the financing consisted of promissory notes convertible into the Company’s Common Stock at $1 per share and warrants to purchase an equivalent number of shares of the Company’s Common Stock at $2.00 per share. The Fernwood Financing, bearing interest at a rate of 11.5% per annum, is secured by a lien on all of the Company’s assets. The officers, directors and employees of the Company participating in the Fernwood Financing have granted to Fernwood the right to act as their agent for purposes of enforcing their rights in the event that the Company should default on its obligations. Part of the proceeds from this financing was used to repay a $1,125,000 loan and accrued interest to Fernwood Partners, LLC, a limited liability company that provided financing to the Company in December 1998.

     In December 2000, the Company completed an additional $1,000,000 financing transaction with Fernwood, which was constructed as an add-on to the earlier Fernwood Financing, consisting of a promissory note convertible into shares of Company’s common stock at $1.51 per share and a warrant to purchase an additional 333,877 shares of the Company’s common stock at $2.51 per share.

     In January 2001, Fernwood and certain directors elected to convert their promissory notes into shares of common stock. In addition, certain directors elected to exercise their warrants and Fernwood exercised a warrant to purchase 2,292,000 shares of common stock. In May 2001, the majority of all officers and employees who participated in the Fernwood Financing converted their promissory notes into shares of common stock. As of June 30, 2002, all promissory notes were either converted or paid off in full.

     Mr. William G. Scott, a member of the Company’s Board of Directors, is the brother of Mr. Richard L. Scott, who, with his wife, is a major equity holder of Fernwood. Mr. Richard L. Scott is also a major equity holder of Fernwood Partners, LLC and a member of the Company’s Board of Directors.

     In January 2000, Mr. Scott J. Hammack invested $500,000 to purchase 142,857 shares of the Company’s common stock at $1.75 share and 62,500 shares of the Company’s common stock at $4.00 per share. In conjunction with the purchase of the 142,857 shares of common stock, Mr. Hammack was granted a warrant to purchase 142,857 shares of the Company’s common stock at $1.75 per share. The warrant is exercisable any time prior to December 25, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under federal securities laws, the Company’s directors, certain officers, and persons holding more than 10% of the Common Stock of the Company are required to report, within specified monthly and annual due dates, their initial ownership and all subsequent acquisitions, dispositions or other transfers of interest in Common Stock, if and to the extent reportable events occur which require reporting of such due dates. The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such report may have failed to do so in a timely manner. To the Company’s knowledge, all such filing requirements of the Company’s directors, executive officers and each beneficial owner of more than 10% of the Common Stock were satisfied in full for the fiscal year ended June 30,

2002 with the exception of Form 3 filing that was filed late for Daniel J. Moen. The foregoing is based upon reports furnished to the Company and written representations and information provided to the Company by the persons required to make such filings.

ANNUAL REPORT

     Shareholders may obtain a copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 as filed with the Securities and Exchange Commission without charge by writing to: Corporate Communications, CyberGuard Corporation, 2000 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next Annual Meeting of Shareholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 2003 Annual Meeting, shareholder proposals must be received by the Company at its offices at 2000 West Commercial Boulevard, Suite 200, Fort Lauderdale, Florida 33309 by no later than July 3, 2003 and must otherwise comply with the requirements of Rule 14a-8.

OTHER MATTERS

     The Board of Directors is not aware of any other matters to come before the 2002 Annual Meeting. If, however, any other matters properly come before the 2002 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

Appendix A

CYBERGUARD CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING DECEMBER 5, 2002

PROXY

     The undersigned stockholder hereby appoints Scott J. Hammack and Michael Matte, or either of them, attorneys and proxies for the undersigned with power of substitution in each to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of CyberGuard Corporation Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, at 1:00 p.m. Eastern Standard Time, on December 5, 2002 and at any adjournments thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL GRANT AUTHORITY TO THE PROXY HOLDERS TO VOTE ON BEHALF OF THE UNDERSIGNED SHAREHOLDER AND WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTORS AND “FOR” THE OTHER PROPOSALS.

     IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXY HOLDERS’ BEST JUDGMENT AS TO ANY OTHER MATTER.

1.	Election of Directors

Nominees: William G. Scott Daniel J. Moen William D. Rubin

/ / FOR / / WITHHELD
For all nominees except as noted below

2.	Ratification of Grant Thornton LLP as the independent certified public accountants for fiscal year ending June 30, 2003.

/ / FOR / / AGAINST / / ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT /   /
MARK HERE IF YOU PLAN TO ATTEND THE MEETING /   /

SIGNATURE Dated: , 2002	Important: Please mark, date and sign exactly as your name appears hereon. Joint owners should each sign. If the signer is a corporation, please sign in full corporate name by a duly authorized officer. Executors, administrators, trustees etc. should give full title as such.